Exhibit 23.4

Ocean Rig UDW Inc.

10 Skopa Street, Tribune House,

2nd Floor, Office 202, CY 1075,

Nicosia, Cyprus

April 9, 2012

Dear Sir/Madam:

We hereby consent to the use, in the Registration Statement of Ocean Rig UDW Inc. (“Ocean Rig”) on Form F-1/A (Registration No. 333-180241) (the “Registration Statement”), to all references to our name and the use of statistical information supplied by us set forth therein under the headings “Prospectus Summary,” and the use of our report in the section of the Prospectus included in the Registration Statement entitled “The Offshore Drilling Industry.” We further advise you that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

•	We have to the best of our knowledge accurately described the international offshore drilling industry; and

•

Our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the offshore drilling industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the references to our firm in the section of the Registration Statement entitled “Experts.”

Yours sincerely,
FEARNLEY OFFSHORE AS

/s/ Knut Frøystad
Knut Frøystad
Managing Partner

Fearnley Offshore AS	Office: Grev Wedels pl. 9	Mailing address: P.O. BOX 1158 Sentrum N-0107 OSLO NORWAY	Telephone: Telefax:	+47 22 93 60 00 +47 22 93 63 05
Enterprise number NO 884 661 412 VAT	Oslo Norway
			Home page:	www.fearnleyoffshore.com
An Astrup Fearnley company			Internet:	rig.offshore@fearnleys.no